Filed Pursuant to Rule 424(b)(5)

Registration No. 333-170686

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, no par value per share	2,500,000	$23,425	$58,562,500	$6,799.11

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(r) under the Securities Act. The offering price and registration fee are based on the average of the high and low prices for the Common Stock on March 29, 2011, as reported on the New York Stock Exchange.
(2)	Calculated pursuant to Rule 457(r) under the Securities Act at the statutory rate of $116.10 per $1,000,000 of securities registered and relating to the Registration Statement on Form S-3 ASR (No. 333-170686) filed by Portland General Electric Company on November 18, 2010.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 18, 2010)

DIVIDEND REINVESTMENT

AND DIRECT STOCK PURCHASE PLAN

2,500,000 Shares of Common Stock, no Par Value

Portland General Electric Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) provides a simple and convenient way to invest in shares of common stock, no par value, of Portland General Electric Company (“PGE” or the “Company”). Participation in the Plan is open to all interested investors, regardless of whether they are already shareholders of the Company.

Participants in the Plan may:

•	Elect to reinvest cash dividends in additional shares of our common stock;

•	Buy shares of our common stock conveniently;

•	Deposit common stock certificates with the Plan administrator for safekeeping; and

•	Sell shares of our common stock or transfer shares to other Plan participants.

Participation in the Plan is strictly voluntary. Shareholders who do not wish to participate in the Plan will continue to receive cash dividends when, as and if declared. Participants in the Plan may terminate their participation at any time.

Our common stock is quoted on the New York Stock Exchange under the ticker symbol “POR.” The last reported sale price of our common stock on March 21, 2011 was $23.83 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 1, 2011.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document contains two parts. The first part is this prospectus supplement, which describes the Plan and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the Plan. If the description of the information relevant to the Plan varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. Before purchasing any shares of common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “PGE,” “we,” “our” or “us” refer to Portland General Electric Company and its subsidiaries.

RISK FACTORS

In considering whether to purchase our common stock, you should carefully consider all of the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated by reference in this prospectus supplement, as well as the following additional risks described below:

Risks associated with our common stock

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

The market price of our common stock may fluctuate significantly from time to time as a result of many factors, including:

•	investors’ perceptions of our prospects;

•	investors’ perceptions of the prospects of the commodities markets and more broadly, the energy markets;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	changes in analysts’ recommendations or projections;

•	fluctuations in quarterly operating results;

•	announcements by us of significant acquisitions, strategic partnerships or divestitures;

•	changes or trends in our industry, including price volatility, trading volumes, competitive or regulatory changes or changes in the commodities markets;

•	changes in regulation and the ability to recover expenses and capital deployed;

•	adverse resolution of new or pending litigation against us;

•	additions or departures of key personnel;

•	changes in general economic conditions; and

•	broad market fluctuations.

In particular, announcements of potentially adverse developments, such as proposed regulatory changes, new government investigations or the commencement or threat of litigation against us, as well as announced changes in our business plans could adversely affect the market price of our common stock, regardless of the likely outcome of those developments. Broad market and industry factors could adversely affect the market price of our common stock, regardless of our actual operating performance.

The declaration of future dividends is at the discretion of our Board of Directors and is not guaranteed and, in some circumstances, the payment of dividends may be limited by the terms of our debt instruments.

We have historically paid regular quarterly dividends on our common stock. However, the declaration of dividends is at the discretion of our Board of Directors and is not guaranteed. The amount of common stock dividends, if any, will depend upon our results of operations and financial condition, future capital expenditures and investments, the rights of holders of any outstanding shares of our preferred stock, and other factors that our Board of Directors considers relevant.

In addition, the terms of our debt instruments may limit our payment of dividends. Under our Indenture of Mortgage and Deed of Trust, dated July 1, 1945, as amended and supplemented to date, between Portland General Electric Company and HSBC Bank USA, National Association (successor trustee to The Marine Midland Trust Company of New York), so long as any of our first mortgage bonds are outstanding, we may not pay or declare dividends (other than stock dividends) on common stock or purchase or retire for a consideration (other than in exchange for other shares of our capital stock or the proceeds from the sale of other shares of our capital stock) any shares of capital stock of any class, if the aggregate amount distributed or expended after December 31, 1944 would exceed the aggregate amount of our net income, as adjusted, available for dividends on our common stock accumulated after December 31, 1944. At December 31, 2010, approximately $365 million of accumulated net income was available for payment of dividends under this provision.

Provisions of Oregon law and our articles of incorporation and bylaws could delay or prevent a change in control of us, even if that change would be beneficial to our shareholders.

We are incorporated under the laws of the State of Oregon. The Oregon Business Combination Act imposes some restrictions on mergers and other business combinations between us and holders of 15% or more of our outstanding common stock. In addition, we are subject to the anti-takeover provisions of the Oregon Control Share Act, which would prohibit an acquirer, under certain circumstances, from voting shares of our stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of our shareholders. See the section entitled “Description of Common Stock—Provisions with Possible Anti-Takeover Effects” beginning on page 6 of the accompanying prospectus for more information.

Statutory and regulatory factors may also limit another party’s ability to acquire us and could deprive you of the opportunity to gain a takeover premium for shares of our common stock. Section 757.511 of the Oregon Revised Statutes provides that no person, directly or indirectly, may acquire power to exercise any substantial influence over the policies and actions of a public utility without the prior approval of the Public Utility Commission of Oregon, if such person is or would become an “affiliated interest” (as defined in Section 757.015 (1), (2) or (3) of the Oregon Revised Statutes), which includes a person that directly or indirectly holds five percent or more of the voting securities of a public utility. The regulatory approval process for an acquirer could be lengthy and the outcome uncertain, which may deter otherwise interested parties from proposing or attempting a business combination with us and result in a limited number of potential buyers.

In addition, our articles of incorporation and bylaws authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such preferences, powers and rights, including preferences over our common stock with respect to dividends and distributions, as our Board of Directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock.

Risks associated with participating in the Plan

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. If you instruct the Plan administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus supplement, the accompanying prospectus and the other public filings incorporated by reference herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements that relate to expectations, beliefs, plans, assumptions and objectives concerning future operations, business prospects, expected changes in future loads, the outcome of litigation and regulatory proceedings, future capital expenditures, market conditions, future events or performance and other matters. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will likely result,” “will continue,” “should,” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis including, but not limited to, management’s examination of historical operating trends and data contained in records and other data available from third parties, but there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

In addition to any assumptions and other factors and matters discussed elsewhere in this prospectus supplement or incorporated by reference, some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

•

governmental policies and regulatory audits, investigations, and actions, including those of the Federal Energy Regulatory Commission, or FERC, and the Public Utility Commission of Oregon with respect to allowed rates of return, financings, electricity pricing and price structures, acquisition and disposal of facilities and other assets, construction and operation of plant facilities, transmission of electricity, recovery of power costs and capital investments, and current or prospective wholesale and retail competition;

•	the outcome of legal and regulatory proceedings and issues including, but not limited to, those described in the reports filed by us with the SEC;

•

unseasonable or extreme weather and other natural phenomena, which can affect customers’ demand for power and could significantly affect our ability and cost to procure adequate power and fuel supplies to serve our customers, and could increase our costs to maintain our generating facilities and transmission and distribution systems;

•

operational factors affecting our power generation facilities, including forced outages, hydro and wind conditions, and disruption of fuel supply, which may cause us to incur replacement power costs and repair costs;

•

the continuing effects of weak economies in the state of Oregon and the United States, including decreased demand for electricity, reduced revenue from sales of excess energy during periods of low wholesale market prices, impaired financial stability of vendors and service providers and elevated levels of uncollectible customer accounts;

•

declines in wholesale power and natural gas prices, which could require us to issue additional letters of credit or post additional cash as collateral with counterparties pursuant to existing power and natural gas purchase agreements;

•

capital market conditions, including access to capital, interest rate volatility, reductions in demand for investment-grade commercial paper and the availability and cost of capital, as well as changes in our credit ratings, which could have an impact on our cost of capital and our ability to access the capital markets to support requirements for working capital, construction costs, and the repayments of maturing debt;

•

future laws, regulations, and proceedings that could increase our costs or affect the operations of our thermal generating plants by imposing requirements for additional pollution control equipment or significant emissions fees or taxes, particularly with respect to coal-fired generation facilities, in order to mitigate carbon dioxide, mercury, and other gas emissions;

•	wholesale prices for natural gas, coal, oil, and other fuels and the impact of such prices on the availability and price of wholesale power in the western United States;

•	changes in residential, commercial, and industrial growth, and in demographic patterns, in our service territory;

•	the effectiveness of our risk management policies and procedures and the creditworthiness of customers and counterparties;

•	the failure to complete capital projects on schedule and within budget;

•	the effects of Oregon law related to utility rate treatment of income taxes, which may result in earnings volatility and affect our results of operations;

•	declines in the fair value of equity securities held by defined benefit pension plans and other benefit plans, which could result in increased funding requirements for such plans;

•	changes in, and compliance with, environmental and endangered species laws and policies;

•	the effects of climate change, including changes in the environment that may affect energy costs or consumption, increase our costs, or adversely affect our operations;

•	new federal, state, and local laws that could have adverse effects on operating results;

•	employee workforce factors, including aging, potential strikes, work stoppages, and transitions in senior management;

•	general political, economic, and financial market conditions;

•	natural disasters and other risks, such as earthquake, flood, drought, lightning, wind, and fire;

•	financial or regulatory accounting principles or policies imposed by governing bodies; and

•	acts of war or terrorism.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

PORTLAND GENERAL ELECTRIC COMPANY

PGE is a vertically integrated electric utility engaged in the generation, purchase, transmission, distribution, and retail sale of electricity in the state of Oregon. We operate as a cost-based, regulated electric utility. Our revenue requirements are determined based upon the forecasted cost to serve retail customers, including an opportunity to earn a reasonable rate of return. We also participate in the wholesale market by purchasing and selling electricity and natural gas to utilities and energy marketers in order to balance our supply of power to meet the needs of retail customers and manage our net variable power costs. We operate as a single segment, with revenues and costs related to our business activities maintained and analyzed on a total electric operations basis.

Our service area is located entirely within Oregon and includes 52 incorporated cities, of which Portland and Salem are the largest, within a state-approved service area allocation of approximately 4,000 square miles. We estimate that at the end of 2010 our service area population was approximately 1.7 million, comprising about 44% of the state's population. As of December 31, 2010, we served approximately 820,676 retail customer accounts.

PGE was incorporated in the state of Oregon in 1930. Our common stock is listed on the New York Stock Exchange under the ticker symbol “POR.”

Our principal executive offices are located at 121 SW Salmon Street, Portland, Oregon 97204. Our telephone number is (503) 464-8000. Our web site is www.portlandgeneral.com. Information contained on our web site does not constitute a part of this prospectus supplement.

The foregoing information about us is only a general summary and is not intended to be comprehensive. For additional information about PGE, you should refer to the information described under the heading “Where You Can Find More Information.”

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information incorporated by reference or appearing elsewhere in this prospectus supplement. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

ENROLLMENT. To enroll in the Plan, you must complete and sign an enrollment form and return it to American Stock Transfer and Trust Company LLC (which we refer to in this prospectus supplement as “AST” or the “Plan Administrator”). If you are not already a record holder of common stock, you must become one at the time of enrollment by purchasing at least $250 of common stock through the Plan. Shareholders of record may enroll online at www.amstock.com. If you are not currently a shareholder of record, you may request an enrollment form from the Plan Administrator.

PLAN ACCOUNTS. Shares of common stock held in the Plan (whether purchased through cash contributions, acquired through dividend reinvestment, deposited for safekeeping or otherwise) will be reflected in an account in the participant’s name (“Plan Account”).

DIVIDEND REINVESTMENT. You may elect to reinvest cash dividends on all, some or none of your shares. Cash dividends paid on shares as to which you elect reinvestment will be used to purchase additional shares of common stock, which will be added to your Plan Account. Cash dividends paid on shares as to which you do not elect reinvestment will be paid to you in cash.

SHARE PURCHASES. You may make your initial investment in the Company through the Plan at the time of enrollment, as described under “Enrollment” above. After you have enrolled in the Plan, you may purchase additional shares of common stock through the Plan in amounts of at least $25 per transaction. Purchases through the Plan may not exceed $20,000 per month, including any purchases in connection with your enrollment in the Plan. Payment may be made by check or by automatic withdrawal from your bank account.

SAFEKEEPING OF CERTIFICATES. You may send your common stock certificates to the Plan Administrator for safekeeping. The shares represented by these certificates will be converted to book-entry shares held in your Plan Account. You may receive stock certificates for these and any other whole shares held in your Plan Account, free of charge, at any time upon request.

SELLING SHARES. You may direct the Plan Administrator to sell shares of common stock held in your Plan Account.

TRANSFERRING SHARES. You may transfer shares from your Plan Account free of charge.

TRANSACTION FEES. You will be charged certain fees for dividend reinvestments and optional share purchases under the Plan, sales of shares from your Plan Account, deposits of certificates for shares that were not issued in connection with the Plan, and requests for duplicate statements. All other Plan services are free to participants. However, if you invest in the Plan through automatic withdrawals from your bank, your bank may assess fees for electronic funds transfers.

STATEMENTS OF PLAN ACCOUNT. You will receive a quarterly account statement showing all activity in your Plan Account, as well as your share balance. In addition, you will receive a transaction advice in the form of a statement, check or certificate promptly after each purchase, sale, withdrawal or transfer of Plan shares, as applicable. Each quarterly statement will contain a tear-off form that may be used for future Plan transactions.

THE PLAN ADMINISTRATOR. AST administers the Plan, purchases and holds shares under the Plan, keeps records, sends quarterly account statements to participants, and performs other duties related to the Plan. AST also serves as our transfer agent, registrar and dividend disbursing agent.

For additional information about the Plan, please contact the Plan Administrator as follows:

By Phone:

Participants can call AST, toll-free at (866) 621-2788. An automated voice response system is available 24 hours a day, every day of the year. Customer service representatives are available 8:00 a.m. to 7:00 p.m. Monday to Thursday and 8:00 a.m. to 5:00 p.m. Friday, Eastern time.

For shareholders outside of the United States and Canada: (718) 921-8283.

TDD: a telecommunication device for the hearing impaired is available at (718) 921-8386.

By Email and Internet:

Participants can email AST at info@amstock.com or visit their website at www.amstock.com.

In Writing:

Participants can contact the Plan Administrator by writing to:

Portland General Electric Company

c/o American Stock Transfer and Trust Company LLC

6201 15th Avenue

Brooklyn, New York 11219

Plan participants should include their account numbers on all correspondence, together with telephone numbers where they can be reached during business hours.

DESCRIPTION OF THE PLAN

Details of the Plan are set forth below in question and answer format. Further questions and correspondence should be directed to either the Company or the Plan Administrator.

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide interested new investors and holders of record of common stock with a simple and convenient method of investing in the Company, through both new cash investments in common stock and reinvestment of cash dividends in additional shares of common stock.

ADVANTAGES

2.	What advantages do I have if I participate in the Plan?

•

If you are not a holder of common stock, you may invest in common stock and become a Plan participant by making an initial investment through the Plan of at least $250. Payment may be made by sending a personal check, drawn from a U.S. bank in U.S. currency payable to “Portland General Electric Company” or “American Stock Transfer and Trust Company LLC”.

•	You may increase your investment in the Company by automatically reinvesting the cash dividends paid on all or part of your Plan shares in additional shares of common stock.

•	You may receive cash dividends on all or part of the shares held in your Plan Account.

•

You may make additional cash payments at any time, in amounts of at least $25, to make monthly purchases of additional shares of common stock. These payments may be made by check or by automatic withdrawal from your bank account, regardless of whether dividends are being reinvested. Your purchases through the Plan may not exceed $20,000 per month, including any purchases in connection with your enrollment in the Plan.

•

Shares held in your Plan Account are held in book-entry form, allowing you to avoid the cost and risk associated with the storage, loss, theft or destruction of stock certificates. Nevertheless, you may receive stock certificates at any time, upon request, at no additional cost.

•

You may use the Plan’s safekeeping feature to hold in book-entry form any shares of common stock you own, whether or not purchased through the Plan. The Plan Administrator will assess a deposit fee (currently $7.50 per deposit) on any shares that you deposit in the Plan that were not purchased through the Plan.

•

Your recordkeeping is simplified, since you will receive a statement of your Plan Account every quarter and a transaction advice, in the form of a statement, check or certificate following each purchase, sale, transfer or withdrawal of shares, as applicable.

•	You may transfer shares by gift to another shareholder’s Plan Account, free of charge, upon request to the Plan Administrator.

3.	What are the disadvantages of participating in the Plan?

•	No interest will be paid by us or the Plan Administrator on dividends pending reinvestment or on optional cash purchase payments held pending investments.

•	Participants bear the risk of loss and the benefits of gain from market price changes for all of their shares of common stock. NEITHER WE NOR THE PLAN ADMINISTRATOR CAN GUARANTEE

THAT SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN WILL, AT ANY PARTICULAR TIME, BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE.

•

The price of our shares of common stock may fluctuate between the time of your investment decision and the time of the actual purchase and may decline between the time you decide to sell and the time at which your shares of common stock are actually sold.

•

While we anticipate that shares of our common stock purchased under the Plan will be purchased by the Plan Administrator directly from us, we may, in our sole discretion and without prior notice to participants, determine that such shares will instead be purchased by the Plan Administrator through purchases on the open market. This determination will be made by us based upon general market conditions, the relationship between purchase price and book value per share, regulatory requirements and other factors.

ADMINISTRATION

4.	How is the Plan administered?

AST will administer the Plan. The Plan Administrator will act as agent for participants, process transaction requests, keep a continuing record of the Plan Accounts, send quarterly statements of account to participants and perform other duties relating to the administration of the Plan. All open market purchases and sales of common stock in connection with the Plan will be made through a registered broker-dealer selected by the Plan Administrator. For information on how to contact the Plan Administrator see “The Plan Administrator” in the section captioned “Prospectus Supplement Summary.”

PARTICIPATION

5.	Who is eligible to participate in the Plan?

Any interested investor, whether or not an existing shareholder of record of the Company, is eligible to participate in the Plan.

6.	How do I enroll in the Plan?

If you are already a record holder of common stock, you may enroll in the Plan (i) through the Internet by going to the Plan Administrator’s website at www.amstock.com and following the instructions provided there, or (ii) by completing and signing an enrollment form and returning it to the Plan Administrator. Requests for such forms can be made through the Plan Administrator’s website, by telephone or in writing. There is also a link to the Plan Administrator’s website in the Investor Relations section of our website at www.portlandgeneral.com.

If you are not currently a record holder of common stock, you must make an initial investment of at least $250, or authorize a minimum of 10 automatic monthly withdrawals of at least $25 each for the purchase of common stock, and return a completed enrollment form to the Plan Administrator. Requests for such forms can be made through the Plan Administrator’s website, by telephone or in writing.

You may access your Plan Account via the internet by logging on to your account at the Plan Administrator’s website at www.amstock.com and following the instructions provided there.

7.	May I participate if my shares are held for me in the name of my bank or broker?

If your shares are registered in the name of another person, such as your broker or a bank nominee, you must become a shareholder of record in your own name in order to participate in the Plan. You may become a shareholder of record either (a) by having your broker, bank or other fiduciary transfer the shares they own for your benefit into your own name or (b) by purchasing additional common stock in your own name as described above in Question 6.

8.	What are my dividend options?

The enrollment form offers three options regarding cash dividends paid on shares held in your Plan Account:

•	Full Dividend Reinvestment—You may elect to automatically reinvest cash dividends paid on all shares held in your Plan Account in additional shares of common stock.

•

Partial Dividend Reinvestment—You may elect the “Partial Dividend Reinvestment” option on your enrollment form by selecting any whole number of the shares registered in your name with respect to which you want cash dividends reinvested. The Plan Administrator will reinvest in additional shares of common stock all cash dividends paid on the specified number of shares and you will receive cash for the dividends on the remaining shares.

•	Cash Dividends—You may elect to receive cash dividends paid on all of your shares registered in your name and held in your Plan Account.

Cash dividends will be paid by check and sent via First Class Mail to your address of record. Alternatively, you may elect to have these dividends deposited directly into your bank account via electronic funds transfer by completing a “Direct Deposit of Dividends” card and returning it, along with a voided check or deposit slip, to the Plan Administrator. You may change your bank account at any time by delivering a new Direct Deposit of Dividends card along with a voided check or deposit slip to the Plan Administrator. If the Plan Administrator is unable for any reason to process your direct deposit authorization, it will mail a check for the subject dividend via First Class Mail to your address of record.

9.	When will dividend reinvestment begin?

Reinvestment of dividends will begin on the dividend payment date following the first dividend record date after the Plan Administrator receives your properly completed enrollment form requesting dividend reinvestment. Dividend payment dates are usually on or around the 15th day of the months of January, April, July and October of each year. Dividend record dates are usually on or around the 25th day of the months of December, March, June and September.

10.	How can I make optional cash payments?

You may make optional cash payments to purchase additional shares of common stock under the Plan at any time by sending to the Plan Administrator an executed enrollment form, or the form provided as part of your quarterly account statement, accompanied by either your cash payment or the completed “Automatic Withdrawal Authorization” portion of the submitted form. You may elect to make optional cash payments at any time or from time to time, and there is no requirement to make them each month. Optional cash payments may be made by sending a personal check, drawn from a U.S. bank in U.S. currency payable to “Portland General Electric Company” or “American Stock Transfer and Trust Company LLC” in an amount of at least $25 or, if you have authorized automatic withdrawals, through such withdrawals from your designated bank account. Your purchases through the Plan may not exceed $20,000 per month, including any purchases made in connection with your enrollment in the Plan, but excluding any dividends reinvested.

Optional cash payments should be mailed to:

Portland General Electric Company

c/o American Stock Transfer and Trust Company LLC

Direct Service Investment Payments

P.O. Box 922 Wall Street Station

New York, New York 10269-0560

Do not send cash, traveler’s checks, money orders or third party checks.

11.	What are the sources of common stock for the Plan?

The Company decides on the source of common stock for the Plan. If the Company elects to use original issue or treasury stock for the Plan, the Plan Administrator will purchase the common stock from the Company. If the Company elects to use open market purchases, the Plan Administrator will purchase common stock on the open market. The Company anticipates that shares of common stock purchased under the Plan will be purchased directly from the Company. However, the Company reserves the right to instead require the Plan Administrator to make such purchases on the open market. This determination will be made by the Company based upon general market conditions, the relationship between purchase price and book value per share, regulatory requirements and other factors.

Subject to certain limitations, the Plan Administrator has full discretion regarding open market purchases. This discretion includes, but is not limited to, determining:

•	the number of shares, if any, to be purchased on any day;

•	the time of day to purchase shares;

•	the price paid for such shares;

•	the markets on which such shares are purchased, including on any securities exchange, on the over-the-counter market or in negotiated transactions; and

•	the broker-dealers from or through whom such purchases are made.

No interest will be paid on optional cash payments or cash dividends held by the Plan Administrator or its broker-dealer pending investment.

12.	How is my purchase price determined?

The price of common stock purchased through the Plan will depend on whether the shares are acquired in the open market or directly from the Company. The price of shares acquired directly from the Company (whether original issue or treasury shares) with optional cash payments will be the closing price of the common stock on the New York Stock Exchange on the purchase date. The price of shares acquired directly from the Company with reinvested dividends will be the closing price of the common stock on the New York Stock Exchange on the dividend payment date. The price per share of shares purchased in the open market (whether for optional cash purchases or dividend reinvestment) will be the weighted average price paid for all shares acquired by the Plan during the applicable investment period (as described in Question 14), including any related brokerage fees, commissions or other service charges.

13.	How many shares will be purchased for me?

The number of shares of common stock to be purchased for you will depend on the amount of cash dividends being reinvested, the amount of your optional cash payments and the purchase price per share for the applicable purchase date. Your account will be credited with that number of whole shares and fractional interests (computed to the third decimal place) equal to the total amount to be invested divided by the purchase price, as determined in the manner set forth in Question 12.

14.	When will funds be invested under the Plan?

The Plan Administrator will invest funds monthly under the Plan as follows:

Reinvested Dividends

Type of Purchase	Investment Period

Original issue stock	Shares will be purchased on the dividend payment date for the common stock.

Open market purchases	Shares will be purchased within 30 days after the dividend payment date. The Plan Administrator will determine the exact time of open market purchases.

Initial Investments and Optional Cash Payments

Type of Purchase	Investment Period

Original issue stock	For months in which the Company pays dividends, shares will be purchased on the dividend payment date (generally on or around the 15th day of January, April, July and October). For months in which we do not pay dividends, shares will be purchased on the 15th day of the month or, if the 15th day of the month is not a trading day, on the following trading day.

Open market purchases	For months in which we pay dividends, shares will be purchased during the 30-day period commencing on the dividend payment date. For months in which we do not pay dividends, shares will be purchased during the 30-day period commencing on the 15th day of the month or, if the 15th day of the month is not a trading day, on the following trading day.

The Plan Administrator will determine the exact time of open market purchases. If for any reason purchases are not made within the 30-day periods specified above (each an “Investment Period”), the Plan Administrator will return your uninvested funds to you. You will not earn any interest on funds held for investment by the Plan Administrator.

Optional cash payments received by the Plan Administrator at least three business days before the purchase date or the commencement of a monthly Investment Period will be invested on such purchase date or during such Investment Period. Optional cash payments received by the Plan Administrator less than three business days before the purchase date or the commencement of a monthly Investment Period will be invested on the subsequent purchase date or during the subsequent Investment Period. If you have authorized automatic withdrawals under the Plan, the Plan Administrator will withdraw the funds pursuant to your authorization on the tenth day of the month or, if such day is not a business day, on the next business day. A request to return any cash payment will be honored if the request is received by the Plan Administrator at least 48 hours prior to investment. Interest will not be paid on optional cash payments prior to investment by the Plan Administrator.

15.	How are payments with “insufficient funds” handled?

If an optional cash payment is made by a check or automatic withdrawal drawn on an account with insufficient funds or incorrect draft information, or the Plan Administrator otherwise does not receive the money, the requested purchase will be deemed void, the Plan Administrator will immediately remove from your account any shares already purchased upon the prior credit of such funds, and the Plan Administrator will charge you an insufficient funds fee. The Plan Administrator may, at its discretion, sell such shares to satisfy any uncollected amounts, including the insufficient funds fee, or return such shares to the Company. If the net proceeds from any sale of such shares are insufficient to satisfy the balance due, including the insufficient funds fee, the Plan Administrator may sell additional shares from your Plan Account as necessary to satisfy the uncollected balance.

SALES AND SALES PRICE

16.	How may I sell shares held in my Plan Account?

You may request at any time that the Plan Administrator sell all or a specified number of the shares held in your Plan Account. To sell shares, you may (a) complete and return to the Plan Administrator the form included as part of your quarterly account statement, (b) send the Plan Administrator a letter of instruction, (c) complete the transaction via the Interactive Voice Response System (“IVR”) or (d) complete the transaction via the internet by logging on to your account at the Plan Administrator’s website at www.amstock.com. If you previously have not established an online account with the Plan Administrator, you may do so by following the instructions for online access at www.amstock.com. If you use the form included as part of your quarterly account statement or send a letter of instruction to complete your sale, all participants whose names appear on your Plan Account registration must sign the request. The Plan Administrator will sell the number of shares you specify through a broker engaged for that purpose within five business days following its receipt of your signed request.

The ability to sell shares through the Plan is intended to be a convenience to Plan participants. If you find it more convenient or economical to sell shares through a broker of your choice, you may take your quarterly account statement to your broker who can assist you with the transaction.

17.	How and at what price will my shares be sold?

Shares sold through the Plan will normally be sold on the New York Stock Exchange at the price prevailing in the market at the time of sale. Proceeds from the sale of the shares, less the Plan Administrator transaction fee and any related brokerage commissions, will be mailed to you as soon as practicable after the transaction. Such settlement dates are typically three business days following the sale. Payment will be made by check payable to the name or names in which the Plan Account is registered.

Because the Plan Administrator will sell the shares on behalf of the Plan, neither the Company nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan and will bear the market risk associated with fluctuation in the price of the Company’s common stock. That is, if you send in a request to sell shares, it is possible that the market price of the Company’s common stock could go down or up before the broker sells your shares.

EXPENSES INCURRED BY PLAN PARTICIPANTS

18.	Will I have any expenses in connection with the Plan?

You will be charged certain fees and commissions in connection with dividend reinvestments, purchases through optional cash payments, sales and other services. These fees and commissions will be paid to the Plan Administrator or, in the case of brokerage commissions in connection with purchases and sales of shares, to the brokers selected by the Plan Administrator. The Company will not receive any of these fees or commissions. Such fees and commissions, as in effect as of the date of this prospectus supplement, are specified in the table below, but are subject to change at any time.

Purchases—Dividend Reinvestments
Transaction Fee	2% of the reinvested dividend amount up to a maximum of $2.50 per investment
Commission (only for open market purchases)	$0.10 per share

Purchases—Optional Cash Payments
Transaction Fee	$2.50 per transaction
Commission (only for open market purchases)	$0.10 per share

Sales
Transaction Fee	$15.00 per transaction
Commission	$0.10 per share

Returned Checks or Rejected Automatic Bank Withdrawals	$25.00 per occurrence plus transaction fees and commissions

Other Services
Cash or ACH Contribution to Plan Account	$2.50 per contribution
Deposit of Certificates for Non-Plan Shares into Plan Account	$7.50 per transaction
Replacement of Dividend Check	No charge for first replacement; $15.00 charge for second replacement
Replacement of Lost Certificate	2% of current market value plus $25.00 for AST Loss Bond, with a minimum total charge of $40.00
Duplicate Copy of Account Statement	For paper copy, $25.00 per request per account; Available online at no cost
Duplicate Copy of 1099	No charge for current tax year; $15.00 per account for prior tax years
Copy of Paid Dividend Check	$15.00 per check
Copy of Cancelled Certificate	$25.00 per certificate for current year; $40.00 per certificate for prior years

The Company will pay all other costs of establishing and administering the Plan. However, if you invest in the Plan through automatic withdrawal, your bank may charge a fee in connection with electronic funds transfers. Your bank will be able to tell you about any fees it charges.

REPORTS TO PARTICIPANTS

19.	What reports will I receive?

Whenever you purchase, sell, withdraw or transfer shares through the Plan or deposit certificates into your Plan Account, you will promptly receive a transaction advice in the form of a statement, check or certificate, as applicable.

All shares that you hold or purchase through the Plan are recorded in your Plan Account. After each quarterly dividend reinvestment, you will receive a detailed statement showing the amount of the latest dividend reinvested, the purchase price per share, the number of shares purchased, the total number of shares in your Plan Account, and the number of shares registered in your name and held outside the Plan. The statement also will show all year-to-date account activity, including purchases, sales, certificate deposits, withdrawals, transfers and dividends reinvested.

On each quarterly statement and transaction advice, you will find information such as how to buy or sell shares through the Plan and where to call or write for additional information.

As a Plan participant, you will also receive copies of all communications sent to all shareholders generally, including the Company’s annual report to shareholders, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid.

DIVIDENDS PAID ON SHARES HELD IN THE PLAN

20.	Will my account be credited with dividends on shares in the Plan?

Yes. As the record holder for participants, the Plan Administrator will receive dividends on all shares held in the Plan on the record date. The Plan Administrator will credit those dividends to participants on the basis of full and fractional shares held in their Plan Accounts as of the record date. The Plan Administrator will either reinvest those dividends in additional shares or pay them to you in cash, depending on whether you have elected full dividend reinvestment, partial dividend reinvestment or cash dividends on the shares in your Plan Account.

CERTIFICATES FOR SHARES

21.	Will certificates automatically be issued to me for shares of common stock purchased under the Plan?

No. Shares will be held in your Plan Account in book-entry form. This convenience protects against loss, theft or destruction of your stock certificates. Certificates for shares of the Company’s common stock purchased under the Plan will be issued to you upon written request. Such requests may be made online at www.amstock.com or by submitting the form for requesting a certificate signed by all participants whose names appear on your Plan Account. This form is included as a part of each quarterly account statement or may be obtained from the Plan Administrator.

As soon as practicable after receipt of your written request, the Plan Administrator will issue certificates for any number of whole shares of common stock, up to the total number of whole shares then credited to your Plan Account. If you have elected dividend reinvestment for any shares remaining in your Plan Account, cash dividends paid on those shares will continue to be reinvested for you, and the additional shares purchased with your reinvested dividends will be credited to your Plan Account. If you leave less than one whole share of common stock in your Plan Account, the Plan Administrator may liquidate your fractional share and send you a check for the proceeds as described in Question 25, less any brokerage commission and transaction fees.

22.	If I request certificates for shares held in my Plan Account, in whose name will they be registered when issued?

A certificate for shares that had been held in your Plan Account will be registered in the name or names in which the Plan Account is maintained. Upon written request, certificates will be registered and issued in names other than the account name, provided that you meet the applicable legal requirements. The appropriate form for requesting issuance of a certificate in names other than the account names will be provided upon request to the Plan Administrator.

23.	May I deposit certificated shares in my account?

Yes. You may add certificated shares to your Plan Account at any time by sending the certificate(s) to the Plan Administrator, accompanied by a signed copy of the form provided as part of your quarterly account statement. The Plan Administrator will charge a deposit fee (currently $7.50) for each such deposit.

The Company recommends sending your certificates by registered mail, insured for 2% of the current market value of the shares. Do not endorse the certificates or complete the assignment section on the back of the certificates. All persons whose names appear on the certificates being deposited must sign the form. Upon receipt by the Plan Administrator of your certificates and signed form, the share balance in your Plan Account will be increased by the number of shares represented by the certificates, and the certificates will be canceled.

Unless you specify otherwise, all cash dividends on shares deposited in your Plan Account will be reinvested.

TERMINATION OF PARTICIPATION

24.	When and how may I close my Plan Account?

Participation in the Plan is entirely voluntary, and you may close your Plan Account at any time. Requests to close Plan Accounts may be made online at www.amstock.com or by submitting the applicable form signed by all participants whose names appear on your Plan Account. The form is included as a part of each quarterly account statement or may be obtained from the Plan Administrator.

Requests to terminate participation in the Plan must be received by the Plan Administrator at least three business days prior to the payment date of a dividend in order to be effective with respect to that dividend. Termination requests received less than three business days prior to the payment date of a dividend will not be effective until after the payment of such dividend. In addition, termination requests of participants making optional cash payments by automatic withdrawal from a bank account must be received by the Plan Administrator at least five business days prior to the commencement of the next Investment Period to ensure that the request is effective with respect to the optional cash payment for such Investment Period.

25.	What happens to my shares if I close my Plan Account?

Upon receipt by the Plan Administrator of your request to close your Plan Account, the Plan Administrator will send you a certificate for the number of whole shares then credited to your Plan Account unless you request that the shares continue to be held in book entry form by the Plan Administrator.

The Plan Administrator may liquidate any fractional share in your Plan Account by aggregating it with fractional shares being sold on behalf of other Plan participants and selling the resulting whole shares on the open market and will send you a check for your share of the proceeds, less any related brokerage commission and transaction fees. Once you close your Plan Account, all future cash dividends paid on shares of common stock registered in your name will be paid to you in cash.

If you so request, the Plan Administrator will sell all or some of the shares in your Plan Account on the open market and pay you the proceeds, less any brokerage commission and transaction fees. The procedure for requesting sales of shares is explained in Questions 16 and 17 above. If, after selling all of the shares in your Plan Account, there is a fractional share remaining in your Plan Account, the Plan Administrator may liquidate the fractional share and will send you a check for the proceeds, less any brokerage commission and transaction fees.

26.	May I discontinue dividend reinvestment without closing my Plan Account?

Yes. You may discontinue the reinvestment of your cash dividends on any or all of your shares of common stock at any time without closing your Plan Account by submitting a letter of instruction to the Plan Administrator. Such requests must be received by the Plan Administrator at least three business days prior to the payment date of a dividend in order to be effective with respect to that dividend.

CERTAIN U.S. FEDERAL INCOME TAX INFORMATION

The following is a brief summary of certain U.S. federal income tax consequences to a U.S. person (a “U.S. Participant”) of participation in the Plan. It is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all subject to change or differing interpretations, possibly with retroactive effect. This summary does not address all of the tax consequences that may be relevant to a participant in light of the participant’s particular circumstances or to participants that are subject to special rules.

27.	What are the general U.S. federal income tax consequences of receiving common stock acquired with reinvested dividends pursuant to the Plan?

A U.S. Participant in the Plan generally will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the fair market value of the shares of common stock acquired with reinvested dividends. The distribution generally will be treated as a dividend to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes.

The tax basis of shares of common stock acquired with reinvested dividends generally will equal the fair market value of the shares on the related dividend payment date, plus, if shares are acquired through an open market purchase, the amount of any brokerage commissions and fees allocable to such shares. The holding period for shares of common stock generally will begin on the day following the related dividend payment date.

28.	How are the backup withholding tax provisions generally applied to U.S. Participants?

If certain information reporting requirements are not met, a U.S. Participant may be subject to backup withholding tax on any gross dividends treated as having been received. Backup withholding tax is not an additional tax. A U.S. Participant subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such U.S. Participant’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, such U.S. Participant may be entitled to a refund, provided that the requisite information is correctly furnished to the Internal Revenue Service, or IRS, in a timely manner. The dividends reinvested on behalf of the U.S. Participant will be net of the required withholding taxes.

29.	Should I obtain advice as to the tax consequences of participation in the Plan?

Yes. The above tax information is provided only as a guide. You are advised to consult your own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of participation in the Plan.

OTHER INFORMATION

30.	What happens if the Company issues a stock dividend or declares a stock split?

If the Company declares a stock dividend or stock split, the number of shares of common stock distributable with respect to all the shares of common stock that you own as of the record date will be credited to your Plan Account on the date the stock dividend or stock split is payable. This will include the additional shares distributable with respect to the shares credited to your Plan Account, as well as with respect to any shares registered in your name and held outside the Plan.

If a participant sends the Plan Administrator a notice of termination or a request to sell shares between the record date and the payment date for a stock distribution, the Plan Administrator may delay processing the transaction until the stock distribution is credited to the participant’s account.

31.	How will the shares in my Plan Account be voted?

The shares you hold as a participant in the Plan will be added to those shares, if any, that you hold of record so that you can vote all your shares. You will be furnished with appropriate forms and customary shareholder information (including proxy solicitation materials) for use in voting shares held under the Plan.

32.	What are the Company’s responsibilities under the Plan?

If you choose to participate in the Plan, you should recognize that neither the Company nor the Plan Administrator can assure you of a profit or protect you against a loss on the shares that you purchase under the Plan.

Neither the Company nor the Plan Administrator, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including without limitation any claim of liability arising out of failure to terminate a participant’s Plan Account upon such participant’s death or incompetence, the price at which shares are purchased or sold for the participant’s Plan Account, the times when purchases or sales are made or fluctuations in the market value of Company common stock. This limitation of liability will not constitute a waiver by any participant of his or her rights under the federal securities laws.

Although the Plan provides for the reinvestment of dividends, the declaration and payment of dividends will continue to be determined by the Board of Directors of the Company in its discretion, depending upon future earnings, the financial condition of the Company and other factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

33.	Can I pledge shares credited to my account?

No. Shares in a Plan Account may not be pledged or otherwise encumbered unless withdrawn from the Plan Account.

34.	What personal information will I be required to furnish?

You must provide the Plan Administrator, in writing, your post office address, Social Security number and such documents, evidence or other information as the Plan Administrator considers necessary or desirable for the purpose of administering the Plan. You should file address changes promptly to ensure timely receipt of quarterly account statements and other notifications.

35.	Can the Company change or discontinue the Plan in full or for participants with small accounts?

The Company reserves the right to suspend, terminate or modify the Plan at any time. Any such action will be announced to participating shareholders. In addition, the Company reserves the right to terminate participation for Plan Accounts that have less than one full share.

36.	Who interprets and regulates the Plan?

The Company reserves the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. The terms and conditions of the Plan, including the Account Authorization Form, and the operation of the Plan will be governed by Oregon law.

37.	Who can I contact for more information regarding the Plan?

For information regarding the Plan or your Plan Account, or for forms used for transactions under the Plan, you may contact the Plan Administrator as provided on page S-9 of this prospectus supplement.

PLAN OF DISTRIBUTION

The Plan allows for shares to be purchased and dividends to be reinvested into shares acquired by the Plan Administrator either through receipt of newly issued or treasury shares of common stock from us or through open market purchases.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of participants or other investors who may be engaged in the securities business. Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

Our common stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

USE OF PROCEEDS

The Company has no basis for estimating either the number of shares of common stock that ultimately will be sold pursuant to the Plan or the prices at which such shares will be sold. Except to the extent shares of common stock are purchased directly from the Company, the Company will receive no proceeds from the offering of common stock through the Plan. To the extent shares are purchased from the Company, the net proceeds from the sale of such shares will be added to the general funds of the Company and used for its general corporate purposes.

LEGAL MATTERS

J. Jeffrey Dudley, our general counsel, will pass upon certain legal matters for us in connection with the securities offered by this prospectus supplement. As of April 1, 2011, Mr. Dudley owned 3,256 shares of our common stock. Pursuant to various stock and employee benefit plans, Mr. Dudley is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of common stock.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus supplement from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. In addition, our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our web site at www.portlandgeneral.com. However, information on our web site is not incorporated into this prospectus supplement or our other SEC filings and is not a part of this prospectus supplement or those filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. Accordingly, we incorporate by reference the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which we filed with the SEC on February 25, 2011;

•	Current Reports on Form 8-K, which we filed with the SEC on April 1, 2011;

•

The description of our common stock contained in Item 1 of our Form 8-A filed with the SEC on March 31, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment filed for the purpose of updating such description; and

•

All documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and before the termination of an offering under this prospectus supplement, other than documents or information deemed furnished and not filed in accordance with SEC rules.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, without charge, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates. You should direct requests for such copies to:

Portland General Electric Company

121 SW Salmon Street

Portland, Oregon 97204

Attention: Tamara Neitzke, Assistant Treasurer

Telephone: (503) 464-7129

PROSPECTUS

Portland General Electric Company

Common Stock

First Mortgage Bonds

Portland General Electric Company may offer and sell from time to time, in one or more offerings, shares of our common stock and first mortgage bonds.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol “POR.” The prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Our principal executive offices are located at 121 SW Salmon Street, Portland, Oregon 97204. Our telephone number is (503) 464-8000.

Investing in our securities involves risks. See “Risk Factors” on page 1 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2010.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus, any prospectus supplement, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable.

PROSPECTUS

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell common stock and first mortgage bonds as described in this prospectus, in one or more offerings.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. This prospectus provides you with a general description of the common stock and first mortgage bonds that we may offer. Each time we sell common stock or first mortgage bonds, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the common stock or first mortgage bonds offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any other offering material prepared by or on behalf of us for a specific offering of securities, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, therefore, file reports and other information with the SEC. Our file number with the SEC is 1-5532-99. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “PGE,” “we,” “our” or “us” refer to Portland General Electric Company and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information provided in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2009, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” in this prospectus. You should also carefully review the cautionary statement in this prospectus referred to below under “Information Regarding Forward-Looking Statements.”

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus and the other public filings incorporated by reference herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of expectations, beliefs, plans, objectives, assumptions or future events or performance. Words or phrases such as “anticipates,” “believes,” “should,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will likely result,” “will continue,” or similar expressions identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis including, without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, but there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

In addition to other factors and matters discussed elsewhere in this prospectus or incorporated by reference, some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

•

governmental policies and regulatory audits, investigations, and actions, including those of the Federal Energy Regulatory Commission, or FERC, and the Public Utility Commission of Oregon with respect to allowed rates of return, financings, electricity pricing and price structures, acquisition and disposal of assets and facilities, operation and construction of plant facilities, transmission of electricity, recovery of power costs and capital investments, and current or prospective wholesale and retail competition;

•	the outcome of legal and regulatory proceedings and issues including, but not limited to, those described in the reports filed by us with the SEC;

•

unseasonable or extreme weather and other natural phenomena, which in addition to affecting customers’ demand for power, could significantly affect our ability and cost to procure adequate supplies of fuel or power to serve our customers, and could increase our costs to maintain our generating facilities and transmission and distribution systems;

•

operational factors affecting our power generation facilities, including forced outages, hydro conditions, wind conditions, and disruption of fuel supply, which may cause us to incur replacement power costs or repair costs;

•

the continuing effects of weak economies in the state of Oregon and the United States, including decreased demand for electricity and reduced revenue from sales of excess energy during periods of low wholesale market prices, impaired financial soundness of vendors and service providers or elevated levels of uncollectible customer accounts;

•

declines in wholesale power and natural gas prices, which would require the company to issue additional letters of credit or post additional cash as collateral with counterparties pursuant to existing purchased power and natural gas agreements;

•

capital market conditions, including access to capital, interest rate volatility, reductions in demand for investment-grade commercial paper and the availability and cost of capital, as well as changes in our credit ratings, which could have an impact on our cost of capital and our ability to access the capital markets to support requirements for working capital, construction costs, and the repayments of maturing debt;

•	future laws, regulations, and proceedings that could increase the company’s costs or affect the operations of the company’s thermal generating plants by imposing requirements for additional pollution control equipment or significant emissions fees or taxes, particularly with respect to coal-fired generation facilities, in order to mitigate carbon dioxide, mercury, and other gas emissions;

•	wholesale prices for natural gas, coal, oil, and other fuels and their impact on the availability and price of wholesale power in the western United States;

•	changes in residential, commercial, and industrial growth and demographic patterns in our service territory;

•	the effectiveness of our risk management policies and procedures and the creditworthiness of customers and counterparties;

•	the failure to complete capital projects on schedule and within budget;

•	the effects of Oregon law related to utility rate treatment of income taxes, which may result in earnings volatility and affect our results of operation;

•	the outcome of efforts to relicense our hydroelectric projects, as required by the FERC;

•	declines in the market prices of equity securities held by, and increased funding requirements for, defined benefit pension plans and other benefit plans;

•	changes in, and compliance with, environmental and endangered species laws and policies;

•	the effects of climate change, including changes in the environment that may affect energy costs or consumption, increase our costs, or adversely affect our operations;

•	new federal, state, and local laws that could have adverse effects on operating results;

•	employee workforce factors, including aging, potential strikes, work stoppages, and transitions in senior management;

•	general political, economic, and financial market conditions;

•	natural disasters and other natural risks, such as earthquake, flood, drought, lightning, wind, and fire;

•	financial or regulatory accounting principles or policies imposed by governing bodies; and

•	acts of war or terrorism.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

PORTLAND GENERAL ELECTRIC COMPANY

Portland General Electric Company, incorporated in the State of Oregon in 1930, is a single, vertically integrated electric utility engaged in the generation, purchase, transmission, distribution and retail sale of electricity in the State of Oregon. Our service area is located entirely within Oregon and includes 52 incorporated cities, of which Portland and Salem are the largest, within a state-approved service area allocation of approximately 4,000 square miles. We estimate that at the end of 2009 our service area population was approximately 1.7 million, comprising about 43% of the state’s population. As of September 30, 2010, we served approximately 822,407 retail customer accounts. Additionally, as part of our regulated business we participate in the western wholesale marketplace selling electricity and natural gas to utilities and energy marketers in order to balance our supply of power to meet the needs of retail customers. We operate as a single segment, with revenues and costs related to our business activities maintained and analyzed on a total electric operations basis.

Our principal executive offices are located at 121 SW Salmon Street, Portland, Oregon 97204. Our telephone number is (503) 464-8000. Our web site is www.portlandgeneral.com. Information contained on our web site does not constitute a part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30,	Years Ended December 31,
	2010	2009	2008	2007	2006	2005
	(Thousands of Dollars)
Income From Continuing Operations Before Income Taxes	139,741	131,636	121,825	220,123	107,240	105,759
Fixed Charges From Below	100,300	129,948	111,589	98,682	91,846	85,330

Total Earnings	240,041	261,584	233,414	318,805	199,086	191,089

Fixed Charges:
Interest Expense	82,148	103,389	90,257	74,362	68,932	68,359
Capitalized Interest	8,110	11,816	6,184	9,596	8,482	3,717
Interest On Certain Long-Term Power Contracts	6,501	10,038	10,010	9,552	9,927	8,634
Estimated Interest Factor In Rental Expense	3,541	4,705	5,138	5,172	4,505	4,620

Total Fixed Charges	100,300	129,948	111,589	98,682	91,846	85,330

Ratio Of Earnings To Fixed Charges	2.39	2.01	2.09	3.23	2.17	2.24

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and is subject to our Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”) and our Seventh Amended and Restated Bylaws (“Bylaws”) and to the applicable provisions of Oregon corporate law. You should refer to our Articles of Incorporation and our Bylaws and to Oregon corporate law for a complete understanding of the terms and rights of our common stock.

General

Our Articles of Incorporation provide that we have authority to issue up to 160,000,000 shares of common stock, no par value. Our common stock is listed and traded on the New York Stock Exchange under the ticker symbol “POR.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Voting Rights

Except as otherwise provided by law or our Articles of Incorporation, and subject to the rights of holders of any outstanding shares of our preferred stock, all of the voting power of our shareholders is vested in the holders of our common stock, and each holder of common stock has one vote for each share on all matters voted upon by our shareholders. Our Articles of Incorporation do not provide for cumulative voting for the election of directors.

Dividend Rights

Except as otherwise provided by law, regulatory restriction or the Articles of Incorporation, and subject to the rights of holders of any outstanding shares of our preferred stock, holders of our common stock shall be entitled to receive dividends when and as declared by the Board of Directors out of any funds legally available for the payment of dividends.

Other Rights

Holders of our common stock do not have any preemptive or other rights to subscribe for, purchase or receive any proportionate or other amount of our common stock or any securities of the company convertible into our common stock upon the issuance of our common stock or any such convertible securities. There are also no redemption or sinking fund provisions applicable to our common stock.

Liquidation Rights

If we were voluntarily or involuntarily liquidated, dissolved or wound up, the holders of our outstanding shares of common stock would be entitled to share in the distribution of all assets remaining after payment of all of our liabilities and after satisfaction of prior distribution rights and payment of any distributions owing to holders of any outstanding shares of our preferred stock.

Liability for Calls and Assessments

The outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Shareholder Action

Except as required by law, a majority of the shares of our common stock entitled to be voted at a meeting constitutes a quorum for the transaction of business at a meeting. Each matter, other than the election of directors, is decided by a majority of votes cast. Directors are elected annually by a plurality of votes cast by the shares entitled to vote in an election at a meeting at which a quorum is present. Special meetings of our shareholders may be called by our Chairman of the Board, our Chief Executive Officer, our President or by our Board of Directors.

Except as otherwise provided by law or in our Articles of Incorporation, and subject to restrictions on the taking of shareholder action without a meeting under applicable law or the rules of a national securities association or exchange, action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be required to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

Vacancies and Removal of Directors

Any vacancy, including a vacancy resulting from an increase in the number of directors, occurring on our Board of Directors may be filled by our shareholders, the Board of Directors or the affirmative vote of a majority of the remaining directors if less than a quorum of the Board of Directors or by a sole remaining director. Shareholders may remove one or more directors with or without cause at a meeting called expressly for that purpose.

Provisions with Possible Anti-Takeover Effects

An Oregon company may provide in its articles of incorporation or bylaws that certain control share and business combination provisions in the Oregon Business Corporation Act do not apply to its shares. We have not opted-out of these provisions.

Oregon Control Share Act. We are subject to Sections 60.801 through 60.816 of the Oregon Business Corporation Act, known as the “Oregon Control Share Act.” The Oregon Control Share Act generally provides that a person who acquires voting stock of an Oregon corporation, in a transaction that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation, cannot vote the shares it acquires in the acquisition. An acquiror is broadly defined to include companies or persons acting as a group to acquire the shares of the Oregon corporation. This restriction does not apply if voting rights are given to the control shares by:

•	a majority of the outstanding voting shares, including shares held by the company’s officers and employee directors; and

•	a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by the company’s officers and employee directors.

In order to retain the voting rights attached to acquired shares, this vote would be required when an acquiror’s holdings exceed 20% of the total voting power, and again at the time the acquiror’s holdings exceed 33 1/3% and 50%, respectively.

The acquiror may, but is not required to, submit to the target company an “acquiring person statement” including specific information about the acquiror and its plans for the company. The acquiring person statement may also request that the company call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. If the acquiror’s control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.

Oregon Business Combination Act. We are also subject to Sections 60.825 through 60.845 of the Oregon Business Corporation Act, known as the “Oregon Business Combination Act.” The Oregon Business Combination Act governs business combinations between Oregon corporations and a person or entity that acquires 15% or more of the outstanding voting stock of the corporation, thereby becoming an “interested shareholder.” The Oregon Business Combination Act generally provides that the corporation and the interested shareholder, or any affiliated entity of the interested shareholder, may not engage in business combination transactions for three years following the date the person acquired the shares. Business combination transactions for this purpose include:

•	a merger or plan of exchange;

•

any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation’s assets or outstanding capital stock; and

•	transactions that result in the issuance or transfer of capital stock of the corporation to the interested shareholder.

These business combination restrictions do not apply if:

•

the board of directors approves the business combination or the transaction that resulted in the shareholder acquiring the shares before the acquiring shareholder acquires 15% or more of the corporation’s voting stock;

•

as a result of the transaction in which the person acquired the shares, the acquiring shareholder became an interested shareholder and owner of at least 85% of the outstanding voting stock of the corporation, disregarding shares owned by employee directors and shares owned by certain employee benefits plans; or

•

the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation at an annual or special meeting of shareholders, disregarding shares owned by the interested shareholder, approve the business combination after the acquiring shareholder acquires 15% or more of the corporation’s voting stock.

DESCRIPTION OF FIRST MORTGAGE BONDS

We will issue the first mortgage bonds under our Indenture of Mortgage and Deed of Trust dated July 1, 1945, between us and HSBC Bank USA, National Association (formerly The Marine Midland Trust Company of New York), as trustee (the “Trustee”), as supplemented and amended. The original mortgage, as so supplemented and amended, is referred to as the “Mortgage.” The first mortgage bonds that we may issue under the Mortgage are referred to as the bonds.

The following summary of material provisions of the Mortgage is not complete and may not contain all of the information that is important to you. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the Mortgage, including the defined terms contained therein. We have filed the original mortgage, certain of the supplemental indentures amending the mortgage and the form of a new supplemental indenture for the issuance of new bonds (referred to in this prospectus as the supplemental indenture) as exhibits to the registration statement of which this prospectus is a part. You should read the Mortgage and the form of new supplemental indenture because those documents, and not this description, define your rights as a holder of the bonds. The Mortgage has been qualified under the Trust Indenture Act of 1939, and you should also refer to the Trust Indenture Act of 1939 for provisions that apply to the bonds.

Secured Obligations

The bonds, when issued, will be our senior secured obligations and will be secured equally and ratably with all of our other first mortgage bonds now outstanding or hereafter issued under the Mortgage, by a first lien on substantially all of our now owned or hereafter acquired tangible utility property (except cash, securities, accounts receivable, motor vehicles, materials and supplies, fuel, certain minerals and mineral rights, property located outside of the states of Oregon, Washington, California, Arizona, New Mexico, Idaho, Montana, Wyoming, Utah, Nevada, and Alaska, and certain other property specified in the Mortgage), subject, however, to certain permitted encumbrances and various exceptions, reservations, limitations, and minor irregularities and deficiencies in title which will not interfere with the proper operation and development of the mortgaged property. We refer to this collateral security as “bondable public utility property.”

The term “permitted encumbrances” means as of any particular time any of the following:

•

liens for taxes, assessments, or governmental charges for the then current year and taxes, assessments, or governmental charges not then delinquent; and liens for taxes, assessments, or governmental charges already delinquent, but whose validity is being contested at the time by us in good faith by appropriate proceedings;

•

liens and charges incidental to construction or current operation which have not at such time been filed or asserted or the payment of which has been adequately secured or which, in the opinion of counsel, are insignificant in amount;

•

liens, securing obligations neither assumed by us nor on account of which we customarily pay interest directly or indirectly, existing, either at July 1, 1945, or as to property thereafter acquired, at the time of acquisition by us, upon real estate or rights in or relating to real estate acquired by us for substation, measuring station, regulating station, or transmission, distribution, or other right-of-way purposes;

•

any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract, or statute to purchase, or designate a purchaser of, or order the sale of, any of our property upon payment of reasonable compensation therefor or to terminate any franchise, license, or other rights or to regulate our property and business;

•	the lien of judgments covered by insurance or if not so covered, not exceeding at any one time $100,000 in aggregate amount;

•

easements or reservations in respect of any of our property for the purpose of rights-of-way and similar purposes, reservations, restrictions, covenants, party wall agreements, conditions of record, and other encumbrances (other than to secure the payment of money) and minor irregularities or deficiencies in the record evidence of title, which in the opinion of counsel (at the time of the acquisition of the property affected or subsequently) will not interfere with the proper operation and development of the property affected thereby;

•

any lien or encumbrance, moneys sufficient for the discharge of which have been deposited in trust with the Trustee or with the trustee or mortgagee under the instrument evidencing such lien or encumbrance, with irrevocable authority to the Trustee or to such other trustee or mortgagee to apply such moneys to the discharge of such lien or encumbrance to the extent required for such purposes; and

•	the lien reserved for rent and for compliance with the terms of the lease in the case of leasehold estates.

The Mortgage permits the acquisition of property subject to prior liens. However, no property subject to prior liens (other than purchase money liens) may be acquired (i) if at the date the property is acquired, the principal amount of indebtedness secured by prior liens, together with all of our other prior lien indebtedness, is greater than 10% of the aggregate principal amount of debt securities outstanding under the Mortgage, (ii) if at the date the property is acquired, the principal amount of indebtedness secured by prior liens is greater than 60% of the cost of such property to us, or (iii) in certain cases if the property had been used by another entity in a business similar to ours, unless the net earnings of such property meet certain tests.

We have covenanted, among other things,

•	to not issue debt securities under the Mortgage in any manner other than in accordance with the Mortgage;

•	except as permitted by the Mortgage, to keep the Mortgage a first priority lien on the property subject to it;

•	except as permitted by the Mortgage, to not suffer any act or thing whereby all of the properties subject to it might or could be impaired; and

•

in the event that we are no longer required to file reports with the SEC, and so long as the bonds are outstanding, to furnish to the Trustee the financial and other information that would be required to be contained in the reports filed with the SEC on Forms 10-Q, 10-K, and 8-K if we were required to file such reports.

Redemption and Purchase of Bonds

A prospectus supplement will disclose any provisions for the redemption or purchase of any particular series of bonds. Cash deposited under any provision of the Mortgage (with certain exceptions) may be applied to the purchase of the bonds.

Sinking Fund Provisions

We may establish a sinking fund for the benefit of a particular series of bonds. If a sinking fund is established we will be required to deposit with the trustee at certain specified times sufficient cash to redeem a percentage of or the whole series. The prospectus supplement with respect to that series will state the price or prices at which, and the terms and conditions upon which, the bonds will be redeemed. The prospectus supplement will also set forth the percentage of securities of the series to be redeemed.

Replacement Fund

If the amount of the minimum provision for depreciation upon bondable public utility property (as defined above) exceeds the balance of property additions credits available in any year, we will pay the excess to the

Trustee on May 1 of the following year by either payments in cash or by delivery of first mortgage bonds. The balance of property additions available for credit is the net of the aggregate property additions acquired or constructed by us from March 31, 1945, to the end of the calendar year for which the payment is due, less property additions that (i) have been previously made the basis for action or credit under the Mortgage or (ii) have been used as a credit on all previous replacement fund certificates. We may, at our election, credit against any deficiency in the replacement fund amount (i) available retirements of first mortgage bonds, (ii) certain expenditures on bondable public utility property subject to prior lien, and (iii) certain retirements of prior lien indebtedness. If those credits at any time exceed the replacement fund requirement, we may withdraw cash or first mortgage bonds held by the Trustee in the replacement fund. We may also reinstate available retirements of first mortgage bonds that we previously took as credit against any replacement fund requirement. Cash deposited in the replacement fund may, at our option, be applied to the redemption or purchase of bonds or, in certain circumstances, to the redemption or purchase of other first mortgage bonds. The redemptions of the bonds would be at the then applicable regular redemption prices.

Minimum Provision for Depreciation

Under the Mortgage, there is a “minimum provision for depreciation” of bondable public utility property. The aggregate amount of the minimum provision for depreciation of bondable public utility property for any period after March 31, 1945, is $35,023,487.50 plus an amount for each calendar year or fraction of a year after December 31, 1966, equal to the greater of (i) 2% of depreciable bondable public utility property, as shown by our books as of January 1 of that year, as to which we were required to make appropriations to a reserve for depreciation or obsolescence or (ii) the amount we actually appropriated in respect of the depreciable bondable public utility property to a reserve for depreciation or obsolescence, in either case less an amount equal to the aggregate of (a) the amount of any property additions which we made as the basis for a sinking fund credit during the calendar year, and (b) 166 2/3% of the principal amount of any first mortgage bonds of any series which we credited against any sinking fund payment or which we redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment due during the calendar year. The property additions and first mortgage bonds referred to in (a) and (b) above become disqualified from being made the basis of the authentication and delivery of first mortgage bonds or any other further action or credit under the Mortgage. In addition, the minimum provision for depreciation shall also include (1) the amount of any property additions referred to in (a) above which after December 31, 1966, were made the basis for a sinking fund credit pursuant to the provisions of a sinking fund for first mortgage bonds of any series, and thereafter became “available additions” as a result of the fact that all first mortgage bonds of such series ceased to be outstanding, and (2) 166 2/3% of the principal amount of first mortgage bonds referred to in (b) above, which after December 31, 1966, were credited against any sinking fund payment, or were redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment for first mortgage bonds of any series, and thereafter became available retirements of first mortgage bonds as a result of the fact that all first mortgage bonds of such series ceased to be outstanding.

Issuance of Additional Bonds

Subject to the issuance restrictions described below, we may issue an unlimited amount of first mortgage bonds under the Mortgage. First mortgage bonds may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding, the following: (i) 60% of the amount of available additions; (ii) an amount of cash deposited with the Trustee; and/or (iii) the aggregate principal amount of available retirements of first mortgage bonds.

With certain exceptions in the case of (iii) above, the issuance of first mortgage bonds is subject to the amount of net earnings available for interest for 12 consecutive months within the preceding 15 months being at least twice the annual interest requirements on all first mortgage bonds to be outstanding and all prior lien indebtedness. Cash deposited with the Trustee pursuant to (ii) above may be (a) withdrawn in an amount equal to 60% of available additions, (b) withdrawn in an amount equal to the aggregate principal amount of available retirements of first mortgage bonds, or (c) applied to the purchase or redemption of first mortgage bonds.

Available additions are determined, at any time, by deducting from the aggregate amount of property additions since March 31, 1945, (i) the greater of the aggregate amount of retirements of bondable public utility property not subject to a prior lien, or the aggregate amount of the minimum provision for depreciation upon bondable public utility property not subject to a prior lien since March 31, 1945, and (ii) the aggregate amount of available additions theretofore made the basis for action or credit under the Mortgage. Property additions taken as a credit against the replacement fund requirement are not deemed to be “made the basis for action or credit.”

Dividend Restrictions

So long as any of the bonds, or any of the first mortgage bonds authenticated under the Mortgage are outstanding, we will be subject to the following restrictions:

•	we may not pay or declare dividends (other than stock dividends) or other distributions on our common stock, and

•	we may not purchase any shares of our capital stock (other than in exchange for or from the proceeds of other shares of our capital stock),

in either case if the aggregate amount distributed or expended after December 31, 1944, would exceed the aggregate amount of our net income, as adjusted, available for dividends on our common stock accumulated after December 31, 1944.

Release and Substitution of Property

Property subject to the lien of the Mortgage may (subject to certain exceptions and limitations) be released only upon the substitution of cash, purchase money obligations, or certain other property or upon the basis of available additions or available retirements of bonds.

Subject to the terms and conditions contained in the Mortgage, we:

•

may, at any time, without the consent of the Trustee, sell, exchange, or otherwise dispose of, free from the lien of the Mortgage, any property subject to the lien of the Mortgage, which has become worn out, unserviceable, undesirable, or unnecessary for use in the conduct of our business; upon replacing or modifying such property, such replacement or modified property shall without further action become subject to the lien of the Mortgage;

•

may, at any time, sell, exchange, or dispose of any property (except cash, securities, or other personal property pledged or deposited with or required to be pledged or deposited with the Trustee), and the Trustee shall release such property from the operation and lien of the Mortgage upon receipt by the Trustee of certain documents and, subject to certain exceptions, cash in an amount equal to the fair value of such property;

•

shall, in the event any property is taken by the exercise of the power of eminent domain or otherwise purchased or ordered to be sold by any governmental body, deposit with the Trustee the award for or proceeds of any property so taken, purchased or sold, and such property shall be released from the lien of the Mortgage;

•

may, at any time, without the consent of the Trustee, sell, exchange, or otherwise dispose of any property (except cash, securities, or other personal property pledged or deposited with or required to be pledged or deposited with the Trustee) subject to the lien of the Mortgage which is no longer used or useful in the conduct of our business, provided the fair values of the property so sold, exchanged, or otherwise disposed of in any one calendar year shall not exceed $50,000 and cash in an amount equal to the fair value of the property is deposited with the Trustee; and

•

may, in lieu of depositing cash with the Trustee as required above, deliver to the Trustee purchase money obligations secured by a mortgage on the property to be released or disposed of, a certificate of the trustee or other holder of a prior lien on any part of the property to be released stating that a specified amount of cash or purchase money obligations have been deposited with such trustee or other holder, or certain other certificates from us.

Subject to certain conditions specified in the Mortgage, moneys deposited with the Trustee may be:

•	withdrawn by us to the extent of available additions and available first mortgage bond retirements;

•	withdrawn by us in amount equal to the lower of cost or fair value of property additions acquired or constructed by us; and

•	used to purchase or redeem first mortgage bonds of any series.

Notwithstanding the foregoing, proceeds received by the Trustee from a sale or disposition of substantially all of our electric properties at Portland, Oregon, may be applied only to the retirement of first mortgage bonds outstanding under the Mortgage.

Modification of the Mortgage

Under the Mortgage, our rights and obligations and the rights of the holders of the bonds may be modified with the consent of the holders of 75% in aggregate principal amount of the outstanding first mortgage bonds, including the consent of holders of 60% in aggregate principal amount of the first mortgage bonds of each series affected by the modification. No modification of the principal or interest payment terms, no modification permitting the creation of any lien not otherwise permitted under the Mortgage, and no modification reducing the percentage required for modifications, will be effective without the consent of the holders of all first mortgage bonds then outstanding. The Mortgage may also be modified in various other respects not inconsistent with the Mortgage and which do not adversely affect the interests of the holders of bonds.

Consolidation, Merger, and Conveyance of Assets

The terms of the Mortgage do not preclude us from merging or consolidating with, or from transferring all of the trust estate substantially as an entirety to, a corporation lawfully entitled to acquire and operate our utility assets (a “successor corporation”), provided that the lien and security of the Mortgage and the rights and powers of the Trustee and the holders of the bonds continue unimpaired. Any such merger, consolidation, or transfer, if it involves a successor corporation owning property subject to existing liens, must comply with the requirements of the Mortgage relating to the acquisition of property subject to a prior lien, which requirements are described in the third paragraph under “Secured Obligations” above. At or before the time of any such merger, consolidation, or transfer permitted by the Mortgage, the successor corporation must execute and record a supplemental indenture with the Trustee pursuant to which the successor corporation assumes all of our obligations under the Mortgage and agrees to pay the bonds in accordance with their terms. Thereafter, the successor corporation will have the right to issue additional first mortgage bonds under the Mortgage in accordance with its terms, and all such first mortgage bonds shall have the same legal rank and security as the bonds and the other first mortgage bonds issued under the Mortgage. Property acquired by the successor corporation after a merger, consolidation, or transfer described above shall not be subject to the lien of the Mortgage unless expressly made a part of the trust estate pursuant to a supplemental indenture.

The Mortgage does not contain any provisions that afford holders of bonds special protection in the event that we consummate a highly leveraged transaction; however, the bonds would continue to be entitled to the benefit of a first priority lien on the property subject to the Mortgage (other than property acquired by us subject to a prior lien) as described above.

Defaults and Notice

Each of the following will constitute a default:

•	failure to pay the principal when due;

•	failure to pay interest for 60 days after it is due;

•	failure to deposit any sinking or replacement fund payment for 60 days after it is due;

•	certain events in bankruptcy, insolvency, or reorganization of us; and

•	failure to perform any other covenant in the Mortgage that continues for 60 days after being given written notice, including the failure to pay any of our other indebtedness.

The Trustee may withhold notice to the holders of first mortgage bonds of any default (except in payment of principal, interest, or any sinking or purchase fund installment) if it in good faith determines that withholding notice is in the interest of the holders of the first mortgage bonds issued under the Mortgage.

If an event of default occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the first mortgage bonds may declare the entire principal and accrued interest due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the first mortgage bonds can annul the declaration and its consequences.

No holder of first mortgage bonds may enforce the lien of the Mortgage, unless (i) it has given the Trustee written notice of default, (ii) the holders of 25% of the first mortgage bonds have requested the Trustee to act and have offered the Trustee reasonable indemnity, and (iii) the Trustee has failed to act within 60 days. The holders of a majority in principal amount of the first mortgage bonds may direct the time, method, and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee.

Evidence to be Furnished to the Trustee

Compliance with Mortgage provisions is evidenced by the written statements of our officers or persons we selected and paid. In certain cases, opinions of counsel and certificates of an engineer, accountant, appraiser, or other expert (who in some instances must be independent) must be furnished. Various certificates and other papers are required to be filed annually and upon the occurrence of certain events, including an annual certificate with respect to compliance with the terms of the Mortgage and the absence of defaults.

Interest and Payment

The prospectus supplement will set forth:

•	the interest rate or rates or the method of determination of the interest rate or rates of the bonds;

•	the date or dates on which the interest is payable; and

•	the office or agency in the Borough of Manhattan, City and State of New York at which interest will be payable.

Concerning the Trustee

HSBC Bank USA, National Association (formerly The Marine Midland Trust Company of New York) is the Trustee under the Mortgage. The holders of a majority in principal amount of the outstanding first mortgage bonds issued under the Mortgage may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Mortgage provides that if default occurs (and it is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Mortgage at the request of any holder of securities issued under the Mortgage, unless that holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability, or expense, and then only to the extent required by the terms of the

Mortgage. The Trustee may resign from its duties with respect to the Mortgage at any time or may be removed by us. If the Trustee resigns, is removed, or becomes incapable of acting as Trustee or a vacancy occurs in the office of the Trustee for any reason, a successor Trustee shall be appointed in accordance with the provisions of the Mortgage.

Governing Law

The Mortgage provides that it and any bonds issued thereunder are governed by, and construed in accordance with, the laws of the state of New York, except to the extent the Trust Indenture Act of 1939 otherwise applies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. In addition, our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our web site at www.portlandgeneral.com. However, information on our web site is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

This prospectus is part of a registration statement filed by us with the SEC. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated above, or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which we filed with the SEC on February 25, 2010;

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Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, which we filed with the SEC on May 4, 2010, August 5, 2010 and October 28, 2010, respectively;

•	Current Reports on Form 8-K, which we filed with the SEC on January 8, 2010, February 19, 2010, March 12, 2010, May 17, 2010 and October 8, 2010;

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The description of our common stock contained in Item 1 of our Form 8-A filed with the SEC on March 31, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment filed for the purpose of updating such description; and

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All documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before the termination of an offering under this prospectus, other than documents or information deemed furnished and not filed in accordance with SEC rules.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, without charge, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct requests for such copies to:

Portland General Electric Company

121 SW Salmon Street

Portland, Oregon 97204

Attention: Tamara Neitzke, Assistant Treasurer

Telephone: (503) 464-7129

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, J. Jeffrey Dudley, our General Counsel, and Skadden, Arps, Slate, Meagher & Flom LLP, will pass upon certain legal matters for us in connection with the securities offered by this prospectus. As of November 18, 2010, Mr. Dudley owned 3,120 shares of our common stock. Pursuant to various stock and employee benefit plans, Mr. Dudley is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of common stock.

EXPERTS

The consolidated financial statements incorporated by reference in this Prospectus from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PORTLAND GENERAL ELECTRIC COMPANY

DIVIDEND REINVESTMENT

AND DIRECT STOCK PURCHASE PLAN

2,500,000 Shares of

Common Stock

Prospectus Supplement

April 1, 2011